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Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 9, 2001 in the Registration Statement (Form S-3) and related Prospectuses of InterMune, Inc. filed pursuant to Rule 462(b) for the registration of 4,295,896 shares of its common stock and $149,500,000 principal amount of convertible subordinated notes due 2006 and to the incorporation by reference therein of our report dated February 9, 2001, with respect to the financial statements of InterMune, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                        /s/ Ernst & Young LLP

Palo Alto, California
June 28, 2001

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS